EXHIBIT 10.8

INVESTMENT AGREEMENT

by and between

DOUGLAS N. RAUCY

and

1347 PROPERTY INSURANCE HOLDINGS, INC.

Dated as of             , 2014

INVESTMENT AGREEMENT dated as of             , 2014 (this “Agreement”) between Douglas N. Raucy (“Raucy”) and 1347 Property Insurance Holdings, Inc., a Delaware corporation (“PIH” or the “Company”).

RECITALS

Whereas, PIH has filed with the U.S. Securities and Exchange Commission a registration statement on Form S-1 with respect to an initial public offering of its common stock (“IPO”);

Whereas, Raucy is the President and CEO of PIH and is the holder of 288,000 shares of common stock of Prepared Holdings LLC, a limited liability company that owns a Florida homeowner’s insurer (the “Prepared Shares”);

Whereas, the Board of Directors of PIH wishes to incentivize Raucy to act in the long-term best interest of PIH and its shareholders;

Whereas, in furtherance thereto, the Company desires to issue to Raucy _____ shares of common stock of PIH (the “Exchanged Shares”) in exchange for the Prepared Shares, subject to the conditions set forth herein (the “Exchange”);

Whereas, as further incentive, the Company desires to match the Exchanged Shares one-for one with restricted shares of the Company’s common stock (the “Matched Shares”).

Now, therefore, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

THE EXCHANGE OF SHARES

Section 1.1 The Exchange. At the Closing (as hereinafter defined), Raucy shall exchange, assign and transfer to the Company all right, title and interest in and to the Prepared Shares, and the Company shall issue _____ shares of the common stock of the Company to Raucy. The valuation of the Prepared Shares shall be based on tangible book value per share using the September 30, 2013 GAAP consolidated financial statements of Prepared Holdings LLC. The number of Company shares issued to Raucy in exchange for the Prepared Shares shall equal the value of the Prepared Shares (but in no event shall such valuation exceed $350,000) divided by the price of the Company’s common stock price as of the close of the IPO.

ARTICLE II

CLOSING

Section 2.1 Closing of the Exchange.

(a) The closing shall take place on _________, 2014 (the “Closing”).

(b) At the Closing, Raucy shall deliver to the Company stock certificates of Prepared Holdings LLC duly transferred to the Company. Raucy shall instruct Prepared Holdings LLC to modify its books and records to reflect the delivery and transfer of the Prepared Shares to the Company and the Company shall receive evidence of such modification.

(c) At the Closing, the Company shall issue and deliver to Raucy duly executed stock certificates of the Company registered in Raucy’s name representing ______ shares of common stock of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF RAUCY

Raucy represents and warrants to Company as of the date hereof that all of the Prepared Shares are owned by him of record and beneficially, free and clear of all encumbrances or liens. Raucy further represents and warrants that this Agreement is a valid and binding obligation upon him, enforceable against him in accordance with its terms.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Raucy as of the date hereof that:

Section 4.1 Existence and Power. Company is duly organized and validly existing under the laws of the state of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

Section 4.2 Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Company, and this Agreement is a valid and binding obligation of the Company, enforceable against it in accordance with its terms.

Section 4.3 Valid Issuance. The Exchanged Shares have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor, the Exchanged Shares will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be issued in violation of preemptive rights.

Section 4.4 Non-Contravention. The execution, delivery and performance of this Agreement will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the organizational or governing documents of Company.

ARTICLE V

MATCHED SHARES

Section 5.1 Granting of Matched Shares. As soon as practicable after the Closing, and in no event later than thirty days after the date thereof (the “Award Date”), the Exchanged Shares shall be matched one-for-one with _______ restricted shares of the common stock of the Company.

Section 5.2 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any Matched Shares or the payment of any cash pursuant to an award made hereunder, payment by Raucy of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. In furtherance thereof, at the Company’s option (i) (a) the Company may withhold whole Matched Shares which would otherwise be delivered to Raucy, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or (b) withhold an amount of cash which would otherwise be payable to Raucy, in the amount necessary to satisfy any such obligation or (ii) Raucy may satisfy any such obligation by any of the following means: (A) a cash payment to the Company in the amount necessary to satisfy such obligation; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole Matched Shares having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole Matched Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to Raucy, equal to the amount necessary to satisfy any such obligation; (D) or any combination of (A), (B) and (C), in each case to the extent permitted by the Company. Matched Shares to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a Matched Share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by Raucy to the Company.

ARTICLE VI

VESTING

Section 6.1 Vesting. Subject to Raucy’s continued service from the Award Date through the vesting date, the Matched Shares will not vest until the five year anniversary of the Award Date (the “Vesting Date”). In the event that Raucy sells, transfers or otherwise disposes of any of the Exchanged Shares prior to the Vesting Date, Raucy shall forfeit to the Company an amount of Matched Shares equal to the Exchanged Shares sold, transferred or otherwise disposed of. Raucy will automatically forfeit to the Company all of the unvested Matched Shares made hereunder on the date of his termination of service to the extent such termination occurs during the vesting period. Notwithstanding the foregoing vesting schedule, the Matched Shares will become 100% vested upon Raucy’s death.

ARTICLE VII

TERMINATION

Section 7.1 Injunction; Illegality. This Agreement may be terminated at any time prior to the Closing by the Company if (a) an order, injunction or decree shall have been issued by any court or agency of competent jurisdiction and shall be non-appealable, or other law shall have been issued preventing or making the completion of the Exchange or the other transactions contemplated by this Agreement illegal or (b) the IPO fails to close.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by facsimile or seven days after having been sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party:

(a) if to Raucy, to:

Douglas N. Raucy

16404 Brieva DE Avila

Tampa, FL 33613

(b) if to Company, to:

1347 Property Insurance Holdings, Inc.

9100 Bluebonnet Centre Blvd., Suite 502

Baton Rouge, LA 70809

ATTN:  _________

Section 8.2 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 8.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered by the Company and Raucy. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.4 Fees and Expenses. Each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 8.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

Section 8.6 Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.7 Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their affiliates with respect to the subject matter of this Agreement.

Section 8.9 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 8.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

Section 8.11 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DOUGLAS N. RAUCY	1347 PROPERTY INSURANCE HOLDINGS, INC.

By:
Name:
Title:

By:
Name:
Title: